UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 29, 2007

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 29, 2007, Neurobiological Technologies, Inc. (the “Company”) entered into a collaboration and license agreement (the “Agreement”) with the Buck Institute for Age Research, a California non-profit public benefit corporation (“Buck Institute”). Under the terms of the Agreement, Buck Institute exclusively licensed to the Company certain of its patent rights related to fibroblast growth factor-2 (“FGF-2”) for the potential use of FGF-2 to treat Huntington’s disease (“HD”) and the Company agreed to fund a research program relating to FGF-2 at the Buck Institute for up to three years. Research funding for the initial year under the Agreement will total $630,000. In consideration for the license, the Company will pay upfront license fees totaling approximately $175,000 over a three-year period and, contingent upon the achievement of certain regulatory and marketing events, make certain milestone payments, as well as pay the Buck Institute royalties on net sales, if products are successfully commercialized. The term of the Agreement will continue until the expiration of the Company’s royalty obligations under the Agreement, unless earlier terminated by mutual agreement or in accordance with the terms of the Agreement.

A copy of the press release announcing the Company’s agreement with Buck Institute is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated December 3, 2007.

*        *        *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 5, 2007

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Craig W. Carlson
Craig W. Carlson Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated December 3, 2007.